Exhibit 99.4

SERIES D PREFERRED DEPOSITARY SHARE
VOTING INSTRUCTION CARD

YOUR VOTE IS IMPORTANT.

Please execute your instruction card promptly and return it in the enclosed envelope.

DETACH HERE

VOTING INSTRUCTION CARD

COLONIAL PROPERTIES TRUST

Instruction Card Solicited on behalf of the Board of Trustees of the Company for Special Meeting of Shareholders to be Held April 1, 2005

     The undersigned, being a holder of depositary shares of Colonial Properties Trust (the “Company”), hereby instructs EquiServe Trust Company, N.A. and EquiServe, Inc., collectively, as depositary under and with respect to the depositary shares credited to the account of the undersigned, each representing 1/10 of a share of 8 1/8% Series D Cumulative Redeemable Preferred Shares of the Company, to vote all preferred shares represented by DEPOSITARY SHARES of the undersigned in the Company at the Special Meeting of the Shareholders to be held at AmSouth-Harbert Plaza, 1901 6th Avenue North, Birmingham, Alabama 35203, on April 1, 2005 at 8:30 a.m., local time, and at any adjournment or postponement of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the following instructions.

SEE REVERSE SIDE You are encouraged to specify your choice by marking the appropriate boxes, but you need not mark any box if you wish to vote FOR all three proposals. The depositary cannot vote your preferences unless you sign and return this card.

SEE REVERSE SIDE	(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)	SEE REVERSE SIDE

COLONIAL PROPERTIES TRUST

c/o EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

DETACH HERE

☒	Please mark votes as in this example

This instruction card when properly executed, will be voted in the manner directed herein by the holder of depositary shares. If no direction is otherwise made, this instruction card will be voted FOR proposals 1, 2 and 3. This instruction card may be revoked at any time before it is voted by delivery to the depositary of either a written revocation of the instruction card or a duly executed instruction card bearing a later date.

The Board of Trustees recommends voting FOR the amendment to the Colonial Declaration of Trust to increase the number of authorized Colonial common shares from 65,000,000 to 125,000,000 and Colonial preferred shares from 10,000,000 to 20,000,000 and the issuance of up to 15,000,000 Colonial preferred shares.

		FOR	AGAINST	ABSTAIN
1.	To approve an amendment to the Colonial Declaration of Trust to increase the number of authorized Colonial common shares from 65,000,000 to 125,000,000 and Colonial preferred shares from 10,000,000 to 20,000,000.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	To approve the issuance of up to 15,000,000 Colonial preferred shares.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	To approve an adjournment or postponement of the Special Meeting of Shareholders, if necessary, to solicit additional proxies in favor of the proposals above.	☐	☐	☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐
Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

Signature:	Date:	Signature:	Date: